Exhibit 8.1

LUSE GORMAN POMERENK & SCHICK

A Professional Corporation

Attorneys at Law

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

July 22, 2014

Boards of Directors

Pathfinder Bancorp, MHC

Pathfinder Bancorp, Inc.

Pathfinder Bank

New Pathfinder Bancorp, Inc.

214 West First Street

Oswego, New York 13126

RE:  Federal Tax Opinion

Ladies and Gentlemen:

You have requested this firm’s opinion regarding the material federal income tax consequences that will result from the conversion of Pathfinder Bancorp, MHC, a Federally-chartered Mutual Holding Company (the “Mutual Holding Company”), into the capital stock form of organization (the “Conversion”) pursuant to the Plan of Conversion and Reorganization of Pathfinder Bancorp, MHC, Pathfinder Bancorp, Inc. and Pathfinder Bank, dated April 8, 2014 (the “Plan”), and the integrated transactions described below.

In connection with rendering our opinion, we have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and have relied upon the accuracy of the factual matters set forth in the Plan and the Registration Statement filed by Pathfinder Bancorp, Inc., a Maryland corporation (“New Pathfinder”), with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, and the Application for Conversion of a Mutual Holding Company filed by the Mutual Holding Company with the Board of Governors of the Federal Reserve System (“FRB”). In addition, we are relying on a letter from RP Financial, LC. to you, dated June 10, 2014, stating its belief as to certain valuation matters described below. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan. Furthermore, we assume that each of the parties to the Conversion will comply with all reporting obligations with respect to the Conversion required under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (the “Treasury Regulations”).

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION

Boards of Directors

Pathfinder Bancorp, MHC

Pathfinder Bancorp, Inc.

New Pathfinder Bancorp, Inc.

July 22, 2014

Our opinion is based upon the existing provisions of the Code, the Treasury Regulations and upon current Internal Revenue Service (“IRS”) published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

We opine only as to the matters we expressly set forth herein, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

For purposes of this opinion, we are relying on the representations as to factual matters provided to us by the Mutual Holding Company, Pathfinder Bank (the “Bank”), Pathfinder Bancorp, Inc., a Federally-chartered mid-tier holding company (“Pathfinder-Federal”) and New Pathfinder, as set forth in the certificates for each of those aforementioned entities and signed by authorized officers of each of the aforementioned entities, incorporated herein by reference.

BACKGROUND

Based upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows. The Bank is a New York chartered community bank that has served the banking needs of its customers since 1859. The Bank conducts its community banking business from eight banking offices located in Oswego and Onondaga Counties, New York and will open a new business banking office in Syracuse, New York. The Bank is primarily engaged in the business of attracting deposits from the general public in its market area, and investing such deposits, together with other sources of funds, in loans secured by one- to four-family residential real estate, commercial real estate, commercial and municipal loans, and to a lesser extent, home equity and junior liens and consumer loans. Since 1997 the Bank has operated in a two-tiered mutual holding company structure. Pathfinder-Federal is a federally chartered, publicly-traded stock holding company and the parent company of Pathfinder Bank. At March 31, 2014, Pathfinder-Federal had consolidated assets of $525.8 million, deposits of $438.4 million and shareholders' equity of $43.8 million. Pathfinder-Federal’s parent company is the Mutual Holding Company. At March 31, 2014, Pathfinder-Federal had 2,623,182 shares of common stock outstanding, of which 1,039,943 shares, or 39.6%, were owned by the public and the remaining 1,583,239 shares were held by Pathfinder Bancorp, MHC.

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION

Boards of Directors

Pathfinder Bancorp, MHC

Pathfinder Bancorp, Inc.

New Pathfinder Bancorp, Inc.

July 22, 2014

The Mutual Holding Company is a mutual holding company with no capital stock or direct owners. Rather, the owners of the Mutual Holding Company are the depositors of the Bank, who are entitled upon the complete liquidation of the Mutual Holding Company to any liquidation proceeds after the payment of creditors. Depositors of the Bank have no voting rights with respect to the Mutual Holding Company, except for the right to vote on the Conversion.

Facts Regarding the Conversion

The Board of Directors of the Mutual Holding Company, Pathfinder-Federal and the Bank adopted the Plan providing for the conversion of the Mutual Holding Company from the mutual to the capital stock form of organization. As part of the Conversion, New Pathfinder will succeed to all the rights and obligations of the Mutual Holding Company and Pathfinder-Federal, and will offer shares of Holding Company Common Stock to the Bank’s depositors and members of the general public in the Offering.

Pursuant to the Plan, the Conversion will be effected as follows, in such order as is necessary to consummate the Conversion:

(1)	Pathfinder-Federal will organize New Pathfinder as a first-tier subsidiary.

(2)	The Mutual Holding Company will merge with and into Pathfinder-Federal with Pathfinder-Federal as the resulting entity (the “MHC Merger”), whereby the shares of Pathfinder-Federal held by the Mutual Holding Company will be cancelled and Eligible Account Holders will constructively receive liquidation interests in Pathfinder-Federal in exchange for their ownership interests in the Mutual Holding Company.

(3)	Immediately after the MHC Merger, Pathfinder-Federal will merge with and into New Pathfinder (the “Mid-Tier Merger”), with New Pathfinder as the resulting entity. As part of the Mid-Tier Merger, the liquidation interests in Pathfinder-Federal constructively received by Eligible Account Holders and Supplemental Eligible Account Holders will automatically, without further action on the part of the holders thereof, be exchanged for interests in the Liquidation Account and the Minority Shares will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive shares of New Pathfinder common stock (“Holding Company Common Stock”) based on the Exchange Ratio.

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION

Boards of Directors

Pathfinder Bancorp, MHC

Pathfinder Bancorp, Inc.

New Pathfinder Bancorp, Inc.

July 22, 2014

(4)	Immediately after the Mid-Tier Merger, New Pathfinder will offer for sale Holding Company Common Stock in the Offering.

(5)	New Pathfinder will contribute at least 50% of the net proceeds of the Offering to the Bank.

Following the Conversion, a Liquidation Account will be maintained by New Pathfinder for the benefit of Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 19 of the Plan, the Liquidation Account will be equal to the product of (a) the percentage of the outstanding shares of the common stock of Pathfinder-Federal owned by the Mutual Holding Company prior to the completion of the Conversion (before any upward adjustment that may be required by regulation or policy to reflect the market value of Mutual Holding Company assets other than common stock of Pathfinder-Federal), multiplied by (b) Pathfinder-Federal’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Pathfinder-Federal common stock). The terms of the Liquidation Account are described in Section 19 of the Plan.

As part of the Conversion, all of the then-outstanding shares of Pathfinder-Federal common stock owned by Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio. The Exchange Ratio ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held in Pathfinder-Federal common stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering and receipt of cash in lieu of fractional shares, and prior to any adjustment for assets held by the Mutual Holding Company (other than shares of stock in Pathfinder-Federal). As part of the Conversion, additional shares of Holding Company Common Stock will be offered for sale on a priority basis to depositors and to members of the public in the Offering.

As a result of the Conversion and Offering, New Pathfinder will be a publicly-held corporation, will register New Pathfinder Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of New Pathfinder and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION

Boards of Directors

Pathfinder Bancorp, MHC

Pathfinder Bancorp, Inc.

New Pathfinder Bancorp, Inc.

July 22, 2014

The stockholders of New Pathfinder will be the former Minority Stockholders of Pathfinder-Federal immediately prior to the Conversion, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for New Pathfinder Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s tax-qualified employee plans (“Employee Plans”), Supplemental Eligible Account Holders and certain depositors of the Bank as of the Voting Record Date (“Other Depositors”). Subscription rights are nontransferable. New Pathfinder may also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering to members of the general public through one or more underwriters on a firm commitment basis.

OPINIONS

Based on the foregoing description of the Conversion, including the MHC Merger and the Mid-Tier Merger, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that:

1.           The MHC Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

2.           The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders ownership interests (e.g., liquidation and voting rights) in the Mutual Holding Company for liquidation interests in Pathfinder-Federal in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations. (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54.)

3.           No gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to Pathfinder-Federal and Pathfinder-Federal’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in Pathfinder-Federal or on the constructive distribution of such liquidation interests to the Eligible Account Holders and Supplemental Eligible Account Holders. (Section 361(a), 361(c) and 357(a) of the Code.)

4.           No gain or loss will be recognized by Pathfinder-Federal upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer to the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests in Pathfinder-Federal. (Section 1032(a) of the Code.)

5.           Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in Pathfinder-Federal in exchange for their ownership interests in the Mutual Holding Company. (Section 354(a) of the Code.)

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION

Boards of Directors

Pathfinder Bancorp, MHC

Pathfinder Bancorp, Inc.

New Pathfinder Bancorp, Inc.

July 22, 2014

6.           The basis of the assets of Mutual Holding Company (other than stock in Pathfinder-Federal) to be received by Pathfinder-Federal will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Code.)

7.           The holding period of the assets of the Mutual Holding Company transferred to Pathfinder-Federal will include the holding period of those assets in the Mutual Holding Company. (Section 1223(2) of the Code.)

8.           The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Section 368(a)(1)(F) of the Code.)

9.           Pathfinder-Federal will not recognize any gain or loss on the transfer of its assets to New Pathfinder and New Pathfinder’s assumption of its liabilities in exchange for shares of Holding Company Common Stock or the distribution of such stock to Minority Stockholders and distribution of interests in the Liquidation Account to Eligible Account Holders and Supplemental Eligible Account Holders. (Sections 361(a), 361(c) and 357(a) of the Code.)

10.         No gain or loss will be recognized by New Pathfinder upon the receipt of the assets of Pathfinder-Federal in the Mid-Tier Merger. (Section 1032(a) of the Code.)

11.         The basis of the assets of Pathfinder-Federal to be received by New Pathfinder will be the same as the basis of such assets in Pathfinder-Federal immediately prior to the transfer. (Section 362(b) of the Code.)

12.         The holding period of the assets of Pathfinder-Federal to be received by New Pathfinder will include the holding period of those assets in Pathfinder-Federal immediately prior to the transfer. (Section 1223(2) of the Code.)

13.         Pathfinder-Federal stockholders will not recognize any gain or loss upon their exchange of Pathfinder-Federal common stock for Holding Company Common Stock. (Section 354 of the Code.)

14.         Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the exchange of their liquidation interests in Pathfinder-Federal which they constructively received for interests in the Liquidation Account in New Pathfinder. (Section 354 of the Code.)

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION

Boards of Directors

Pathfinder Bancorp, MHC

Pathfinder Bancorp, Inc.

New Pathfinder Bancorp, Inc.

July 22, 2014

15.         The exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Pathfinder-Federal which they constructively received in the MHC Merger for interests in a Liquidation Account established in New Pathfinder will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations with respect to the MHC Merger. (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54.)

16.         The payment of cash to the Minority Stockholders in lieu of fractional shares of Holding Company Common Stock will be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

17.         It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (Section 356(a) of the Code.) Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not realize any taxable income as a result of their exercise of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

18.         It is more likely than not that the fair market value of the benefit provided by the possible creation of a Bank liquidation account supporting the payment of the Liquidation Account in the event New Pathfinder liquidates and lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in a Bank liquidation account as of the effective date of the Mid-Tier Merger. (Section 356(a) of the Code)

19.         Each stockholder’s aggregate basis in his or her Holding Company Common Stock(including fractional share interests) received in the exchange will be the same as the aggregate basis of Pathfinder-Federal common stock surrendered in exchange therefor. (Section 358(a) of the Code.)

20.         Because it is more likely than not that the subscription rights have no value, it is more likely than not that the basis of New Pathfinder Common Stock purchased in the Offering

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION

Boards of Directors

Pathfinder Bancorp, MHC

Pathfinder Bancorp, Inc.

New Pathfinder Bancorp, Inc.

July 22, 2014

by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Code.)

21.         Each stockholder’s holding period in his or her Holding Company Common Stock received in the exchange will include the period during which Pathfinder-Federal common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange. (Section 1223(1) of the Code.)

22.         The holding period of New Pathfinder Common Stock purchased pursuant to the exercise of subscriptions rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Code.)

23.         No gain or loss will be recognized by New Pathfinder on the receipt of money in exchange for Holding Company Common Stock sold in the Offering. (Section 1032 of the Code.)

Our opinions under paragraph 17 and 20 above are predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinions under paragraphs 17, 19 and 20 are based on the position that the subscription rights to purchase shares of Holding Company Common Stock received by Eligible Account Holders and Other Depositors have a fair market value of zero. We understand that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Common Stock at the same price to be paid by members of the general public in a firm commitment underwritten offering. We also note that the IRS has not in the past concluded that subscription rights have value. In addition, we are relying on a letter from RP Financial, LC. to you stating its belief that subscription rights do not have any economic value at the time of distribution or at the time the rights are exercised in the Subscription Offering. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Holding Company Common Stock have no value.

Our opinion under paragraph 18 above is based on the position that the benefit provided by the possible creation of a Bank liquidation account supporting the payment of the Liquidation Account in the event New Pathfinder is liquidated and lacks sufficient net assets has a fair market value of zero. We understand that: (i) no holder of an interest in a liquidation account has ever received payment attributable to such interest in a liquidation account; (ii) the interests in the Liquidation Account and the right to interests in a Bank liquidation account (to the extent created) are not transferable; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder will be reduced as their deposits in the Bank are reduced as described in the Plan; and (iv) the Bank liquidation account

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION

Boards of Directors

Pathfinder Bancorp, MHC

Pathfinder Bancorp, Inc.

New Pathfinder Bancorp, Inc.

July 22, 2014

payment obligation arises only if it is created because New Pathfinder is liquidated and lacks sufficient net assets to fund the Liquidation Account. We also note that the U.S. Supreme Court in Paulsen v. Commissioner, 469 U.S. 131 (1985) stated the following:

The right to participate in the net proceeds of a solvent liquidation is also not a significant part of the value of the shares. Referring to the possibility of a solvent liquidation of a mutual savings association, this Court observed: “It stretches the imagination very far to attribute any real value to such a remote contingency, and when coupled with the fact that it represents nothing which the depositor can readily transfer, any theoretical value reduces almost to the vanishing point.” Society for the Savings v. Bowers, 349 U.S. 143, 150 (1955).

In addition, we are relying on a letter from RP Financial, LC. to you stating its belief that the benefit provided by a Bank liquidation account supporting the payment of the Liquidation Account in the event New Pathfinder is liquidated and lacks sufficient net assets does not have any economic value at the time of the Conversion. Based on the foregoing, we believe it is more likely than not that such rights in a Bank liquidation account have no value.

If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount equal to the fair market value of their right in a Bank liquidation account in the event New Pathfinder is liquidated and lacks sufficient net assets as of the effective date of the Conversion.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Mutual Holding Company’s Application for Conversion of a Mutual Holding Company filed with the FRB and to New Pathfinder’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering— Material Income Tax Consequences” and “Legal Matters.”

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick P.C.

Luse Gorman Pomerenk & Schick P.C.